Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2017, in this Registration Statement on Form S-4 and related Prospectus of Park-Ohio Industries, Inc. for the registration of $350 million of its 6.625% senior notes due 2027.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 27, 2017